Exhibit 10.1

OPERATING AGREEMENT

OF

CONVERSION LABS RX, LLC

(A PUERTO RICO LIMITED LIABILITY COMPANY)

OPERATING AGREEMENT OF

CONVERSION LABS RX, LLC

(A PUERTO RICO LIMITED LIABILITY COMPANY)

PREAMBLE

This Operating Agreement (as further amended from time to time in accordance herewith, this “Agreement”) of CONVERSION LABS RX, LLC (the “Company”), a limited liability company organized pursuant to Puerto Rico law, is entered into and made as of May __, 2019, by and among the Initial Members (as defined herein) and the organizer of the Company. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth for such terms in Article II.

RECITALS

The Organizer caused the Company to be formed on May __, 2019.

The Organizer desires to admit the Initial Members and the Initial Members desire to enter into this Operating Agreement to facilitate the organization and operation of the Company.

Now, therefore, in consideration of the mutual covenants, representations and warranties herein set forth and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intended to be legally bound, the Members do hereby certify and agree as follows:

ARTICLE I - FORMATION OF BUSINESS

SECTION 1.1. Organization Business.

(a) The Company is a limited liability company organized pursuant to the provisions of P.R. Laws Ann. tit. 14, § 239 (2009) (the “Law”).

(b) The Company may engage in any lawful business permitted by the Law or the laws of any jurisdiction in which the Company may do business. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business, except to the extent otherwise provided herein or in the Law.

SECTION 1.2. Management of the Company.

(a) The management of the Company shall be vested in the Board of Managers (“Board”) of the Company as set forth in Article III.

(b) Unless authorized by the Board of Managers in accordance with this Agreement, no Member, in such capacity, shall have the authority to act or purport to act on behalf of or to bind the Company.

SECTION 1.3. Agreement; Inconsistencies with the Law; Reliance on this Agreement.

(a) Except as provided herein, this Agreement shall be the sole source of agreement of the Members relating to the formation, governance and operation of the Company, and, except to the extent a provision of this Agreement is expressly prohibited or ineffective under the Law, this Agreement shall govern.

(b) The Members hereby agree that each Member shall be entitled to rely on the provisions of this Agreement, and no Member shall be liable to the Company or to any Member for any action or refusal to act taken in good faith reliance on the terms of this Agreement. The Members hereby agree that the duties and obligations imposed on the Members, in their capacity as such, shall be those set forth in this Agreement, which is intended to govern the relationship among the Company and the Members.

SECTION 1.4. Name. The name of the Company shall be CONVERSION LABS RX, LLC; however, such name may be changed from time to time by the Board of Managers, and all business of the Company shall be conducted under that name or such other name or names as may be determined by the Board, but in any case, only to the extent permitted by applicable law.

SECTION 1.5. Effective Date. The effective date of this Operating Agreement shall be May __, 2019.

SECTION 1.6. Term. Unless sooner dissolved in accordance with Article XII hereof or the provisions of the Law the duration of the Company shall be perpetual.

SECTION 1.7. Registered Agent and Office. The registered agent for service of process on the Company and the Company’s registered office shall be as reflected in the Certificate. The Board of Managers, may, from time to time, change such registered agent or office in accordance with the Law. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Board of Managers shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in accordance with the Law.

SECTION 1.8. Principal Office. The principal place of business of the Company (the “Principal Office”) shall be El Caribe Office Building, 53 Calle Palmeras, 8th Floor, San Juan, Puerto Rico 00901. At any time and from time to time, the Board of Managers may change the location of the Principal Office.

SECTION 1.9. Qualification in Other Jurisdictions. The Board of Managers shall cause the Company to be qualified, formed or registered under assumed or fictitious names statutes or similar laws in any jurisdiction in which the Company conducts business and in which such qualification, formation or registration is required by law or deemed advisable by the Board. The Board of Managers shall cause an authorized person within the meaning of the Law to execute, deliver and file any certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE II - DEFINITIONS

For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

SECTION 2.1. Additional Member shall mean a Member, other than an Initial Member or a Substitute Member, who has acquired an Interest from the Company.

SECTION 2.2. Additional Proceeding shall have the meaning set forth for such term in Section 13.5.

SECTION 2.3. Admission Agreement shall mean the agreement between an Additional Member and the Company described in Section 10.3.

SECTION 2.4. Affected Member shall have the meaning set forth for such term in Section 14.1.

SECTION 2.5. Agreement shall have the meaning for such term set forth in the preamble to this Agreement.

SECTION 2.6. Available Cash shall mean the amount, if any, by which the Company’s cash on hand exceeds the Company’s current and anticipated cash needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves, and mandatory distributions, if any, as determined from time to time by the Board in its reasonable judgment.

SECTION 2.7. Bankrupt Member shall mean a Member who: (i) is adjudged as bankrupt or insolvent, or has become the subject of an order for relief, in any bankruptcy or insolvency proceeding; (ii) files a voluntary petition in bankruptcy; (iii) makes an assignment for the benefit of creditors; or (iv) has initiated, either in an original Proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation arrangement, composition, readjustment, dissolution, or similar relief.

SECTION 2.8. Board of Managers or “Board” shall mean the Board of Managers of the Company.

SECTION 2.9. Book Adjustments shall mean adjustments with respect to the Book Value of Company Property for depreciation, depletion, amortization, and gain or loss, as computed in accordance with Section 1.704-(b)(2)(iv)(g) of the Regulations.

SECTION 2.10. Book Value shall mean, (i) with respect to Property contributed to the Company, the fair market value (as determined by the Board) of the Property at the time of such contribution as adjusted by Book Adjustments and, (ii) with respect to Company Property which has been Revalued, the fair market value (as determined by the Board) of such Company Property as adjusted by Book Adjustments.

SECTION 2.11. Business Day shall mean any day other than a Saturday, Sunday or legal holiday observed in the State of Puerto Rico.

SECTION 2.12. Capital Account shall mean the account maintained for a Member in accordance with Article VI.

SECTION 2.13. Certificate shall mean the Certificado De Organización De Una Compañía De Responsabilidad Limitada of the Company as properly adopted and amended from time to time in accordance herewith and filed with the Secretary of Puerto Rico.

SECTION 2.14. Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and, except with respect to references herein to particular sections of the Code, shall include the Regulations. With respect to references herein to particular sections of the Code, such references shall be deemed to refer to any successor provisions thereto of the Code and shall include the Regulations adopted under such particular sections (or any such successor provisions thereto). For purposes of determining a Puerto Rico income, all references to Code shall be interpreted as a referenced to similar or identical language contained in the Puerto Rico Internal Revenue Code of 2011, as amended, and the regulations promulgated thereunder.

SECTION 2.15. Company shall mean CONVERSION LABS RX, LLC, a limited liability company formed under the laws of Puerto Rico, and any successor limited liability company thereto.

SECTION 2.16. Company Liability shall mean any enforceable debt or obligation for which the Company is liable or which is secured by Company Property.

SECTION 2.17. Company Minimum Gain shall mean an amount determined by first computing for each Company Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. The amount of Company Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Company Minimum Gain is determined by comparing the Company Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provision to the contrary contained herein, Company Minimum Gain and increases and decreases in Company Minimum Gain are intended to be computed in accordance with Section 704 of the Code. A Member’s share of Company Minimum Gain at the end of any Taxable Year shall equal the sum of (i) nonrecourse deductions, if any, allocated to that Member (and to that Member’s predecessors in interest) up to that time (including prior years) and (ii) the distributions made to that Member (and to that Member’s predecessors in interest) up to that time (including prior years) of proceeds of a nonrecourse liability allocable to an increase in Company Minimum Gain minus the sum of (x) that Member’s (and of that Member’s predecessors in interest) aggregate share of the net decreases in company Minimum Gain and (y) that Member’s (and that Member’s predecessors in interest) aggregate share of decreases resulting from Revaluations of Company Property subject to one or more Company Nonrecourse Liabilities.

SECTION 2.18. Company Nonrecourse Liability shall mean a Company Liability to the extent that no Member or Related Person, other than the Company, bears the economic risk of loss (as defined in Section 1.752-2 of the Regulations) with respect to the liability.

SECTION 2.19. Company Property shall mean any property owned by the Company.

SECTION 2.20. Conversion Interest shall mean any Interest in the Company issued to a person upon exercise of an Option or Warrant in accordance with a Plan.

SECTION 2.21. Designation shall mean the written action or actions of the Board establishing a class or series of Interests in accordance herewith. Each such Designation shall be deemed an amendment and supplement to, and shall become a part of, this Agreement in accordance with Section 5.2(d).

SECTION 2.22. Disposition (Dispose) shall mean any sale, assignment, exchange or other transfer, including dispositions by operation of law; provided that such terms shall not include a pledge to secure bona fide indebtedness; however at such time as any pledgee shall foreclose on any such pledge, any sale, assignment, exchange or other transfer in respect thereof shall be deemed a disposition subject to the provisions of this Agreement, including, without limitation, the provisions of Article IX.

SECTION 2.23. Dispute shall have the meaning set forth in Section 13.2.

SECTION 2.24. Disputing Party shall have the meaning set forth in Section 13.2.

SECTION 2.25. Dissociation shall mean any action which causes a Person to cease to be Member as provided in Article XI hereof.

SECTION 2.26. Dissociated Member shall mean a Person who has ceased to be Member as a result of Dissociation in accordance with Article XI hereof.

SECTION 2.27. Effective Date shall have the meaning set forth for such term in Section

SECTION 2.28. GAAP shall mean generally accepted accounting principles (applied consistently) as in effect on the applicable date or during the applicable period, as the case may be.

SECTION 2.29. Initial Members shall mean those persons listed on Exhibit A hereto, who each own such number of Interests set forth opposite their names. It is expressly understood that absent a separate agreement between the Company and a Member. The Company is not expecting that any Member (including a Member acting as a Manager hereunder) will devote a particular amount of time or effort to the business and affairs of the Company, and Members (including a Member acting as a Manger hereunder) may have other business interests/ventures or otherwise, and the Company will have no right to expect any equity, profit sharing or revenue sharing arrangement with such other business interest or venture.

SECTION 2.30. Initiating Party shall have the meaning set forth in Section 13.2.

SECTION 2.31. Interest shall mean all of the rights and obligations of a Member hereunder and the Capital Account associated therewith, including, without limitation, rights in distributions (liquidating or otherwise) and allocations of profits, losses, gains, deductions, and credits of the Company as provided herein.

SECTION 2.32. Majority in Interest shall mean (i) in respect of the Board, Managers representing in the aggregate greater than 50% of the Board., and (ii) in respect of the Members, Interests in the Company representing in the aggregate greater than 50% of the Interests in the Company.

SECTION 2.33. Manager shall mean a member of the Board of Managers.

SECTION 2.34. Member shall mean the Initial Members, any Substitute Member and any Additional Members.

SECTION 2.35. Member Minimum Gain shall mean an amount determined by: (a) first computing for each Member Nonrecourse Liability any gain the Company would realize if it disposed of the Company Property subject to that liability for no consideration other than full satisfaction of the liability, and then (b) aggregating the separately computed gains. The amount of Member Minimum Gain includes such minimum gain arising from a conversion, refinancing, or other change to a debt instrument, only to the extent a Member is allocated a share of that minimum gain. For any Taxable Year, the net increase or decrease in Member Minimum Gain is determined by comparing the Member Minimum Gain on the last day of the immediately preceding Taxable Year with the Minimum Gain on the last day of the current Taxable Year. Notwithstanding any provisions to the contrary contained herein, Member Minimum Gain and increases and decrease in Member Minimum Gain are intended to be computed in accordance with Section 704 of the Code.

SECTION 2.36. Member Nonrecourse Liability shall mean any Company Liability to the extent the liability is nonrecourse under applicable law, and on which a Member or Related Person, other than the Company, bears the economic risk of loss under Section 1.752-2 of the Regulations.

SECTION 2.37. Nonrecourse Liabilities shall mean liabilities that under applicable law are nonrecourse with respect to the company, including Company Nonrecourse Liabilities and Member Nonrecourse Liabilities.

SECTION 2.38. Options shall mean any option or right to acquire Interests issued pursuant to a Plan.

SECTION 2.39. Organization shall mean a Person other than natural person. Organization shall include, without limitation, corporations, partnerships (both limited and general), joint ventures, limited liability companies, and unincorporated associations, but the term shall not include joint tenancies and tenancies by the entirety.

SECTION 2.40. Person shall mean an individual, trust, estate, or any incorporated or unincorporated organization or entity permitted under the laws of the State of Puerto Rico to be a member of a limited liability company.

SECTION 2.41. Plan shall mean any equity incentive plan for the benefit of the Company’s directors, officers, employees or consultants adopted by the Board, upon the terms and conditions the Board deems necessary or advisable.

SECTION 2.42. Procedure shall have the meaning set forth in Section 13.1.

SECTION 2.43. Profit or Loss of the Company means an amount equal to the Company’s taxable income or loss under Code §703(a) and Regulations §1.703-1 for the Taxable Year, adjusted as follows:

(a) All items of income, gain, loss, or deduction required to be separately stated pursuant to Code §703(a)(1) shall be included;

(b) Tax-exempt income as described in Code §705(a)(1)(B) realized by the Company during such Taxable Year shall be taken into account as if it were taxable income;

(c) Expenditures of the Company described in Code §705(a)(2)(B) for such year, including items treated under Regulation §1.704-1(b)(2)(iv)(i) as items described in Code

§705(a)(2)(B), shall be taken into account as if they were deductible items;

(d) With respect to property (other than money) which has been contributed to the capital of the Company, Profit and Loss shall be computed in accordance with the provisions of Regulation §1.704-1(b)(2)(iv)(g) by computing depreciation, amortization, gain, or loss upon the value (as determined by the Board) of such property on the books o the Company;

(e) With respect to any Company Property which has been the subject of a Revaluation pursuant to Section 6.4 or a revaluation event pursuant to Section 6.3, Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation;

(f) The difference between the adjusted basis for federal income tax purposes and the fair market value of any Company Property shall be treated as gain or loss from the disposition of such Property upon the occurrence of a Revaluation Event; and

(g) Interest paid on loans made to the Company by a Member, and salaries, fees, and other compensation paid to any Member shall be treated as deductible items in computing Profit and Loss.

SECTION 2.44. Regulations shall mean, except where the context indicates otherwise, the permanent, temporary, or proposed and temporary regulations of the United States Department of the Treasury promulgated under the Internal Revenue code of 1986, as amended from time to time, as such regulations may be lawfully changed from time to time.

SECTION 2.45. Related Person shall mean a person having a relationship to a Member that is described in Section 1.752-4(b) of the Regulations, or any successor provision.

SECTION 2.46. Responding Party shall have the meaning set forth in Section 13.2.

SECTION 2.47. Revaluation shall mean the adjustment to the Book Value of Company Property as provided in Section 6.4.

SECTION 2.48. Revaluation Date shall mean the date on which a Revaluation Event Occurs.

SECTION 2.49. Revaluation Event shall mean (i) the admission of a Member (other than a Substitute Member) in accordance with Article X, (ii) a contribution of Property to the Company by a Member in respect of an Interest (other than a de minimus amount), (iii) a liquidating distribution of Property by the Company, (v) the exercise of any Option issued pursuant to any Plan, or (vi) the exercise of any Warrant.

SECTION 2.50. Substitute Member shall mean a Person who acquired an Interest from a Member and who has been admitted as Member pursuant to this Agreement.

SECTION 2.51. Super Majority of Interest shall mean Interests representing in the aggregate greater than 70% of the Board.

SECTION 2.52. Taxable Year shall mean the calendar year or such other taxable year of the Company established by the Board pursuant to Section 706 of the Code.

SECTION 2.53. Taxing Jurisdiction shall mean the federal and any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Member’s share of the income or gain attributable to the Company.

SECTION 2.54. Tax Matters Partner shall have the meaning set forth for such term in Section 8.3.

SECTION 2.55. Unit and Units shall have the meanings set forth for such terms in Section 5.1(c).

SECTION 2.56. Warrant shall mean any warrant to acquire Interest authorized and approved by the Board, upon the terms and conditions the Board deems necessary or advisable.

ARTICLE III - BOARD OF MANAGERS

SECTION 3.1. Powers of the Board.

(a) The business affairs of the Company shall be managed by the Board of Managers, in accordance with this Agreement. The Board may exercise all such powers of the Company and do all such lawful acts and things as are not by statute, this Agreement directed or required to be exercised or done by the Members.

(b) Except as otherwise provided in this Agreement, the Board may not delegate any or all of its powers to committees.

(c) Notwithstanding the foregoing, from and after the date hereof and until the expiration of the term of this Agreement, without the prior consent of Majority in Interest of the Members, the Company shall not, and the Board of Managers shall not permit the Company, directly or indirectly, to consummate transactions or series of related transactions to:

(i) sell, or otherwise dispose of, or contract to sell or otherwise dispose of, all or substantially all of the assets of the Company (including any license with respect thereto);

(ii) enter into any agreement outside of the ordinary course of business;

(iii) borrow more than $50,000.00, in the aggregate, for the conduct of the business of the Company, or pledge, or grant a security interest in, all or substantially all of the assets of the Company;

(iv) compromise or forgive any substantial claim of, or obligation owing to, the Company;

(vi) enter into any agreement having a term of greater than three years or obligating the Company to pay in the aggregate more than $50,000.00;

(vii) make distributions from Capital Accounts to Members;

(viii) make any assignment for the benefit of creditors of the Company, or otherwise cause the Company to seek protection under any bankruptcy or insolvency law;

(ix) admit new members to the Company;

(x) revise, change, modify, revoke or otherwise amend this Section 3.1(c); or

(xi) appoint one or more additional members of the Board.

SECTION 3.2. Current Board Members; Appointment of Replacement Board Members. The Board of Managers as of the date of this Agreement consists of: Justin Schreiber, Happy Walters and Kimberly Kozlowski. From and after the date hereof, the size and composition of the Board shall be governed by this Agreement, provided that there shall be at least three Board Members. If one of the Board Members is no longer able to fulfill his/her duties or a Majority in Interest of the Company shall have determined to remove a Board Member, then the Members shall vote on a replacement to be confirmed by a Majority in Interest. Notwithstanding the foregoing, in the event that Justin Schreiber shall cease to serve as a Board Member for any reason, Conversion Labs PR, LLC shall appoint, in its sole discretion, the replacement Board Member.

SECTION 3.3. Records to be Maintained. The Board shall maintain, or cause to be maintained, the following records at the Principal Office:

(a) A current list of the full name and last known business or residence address of each Member and former Member and the Capital Account of each Member associated with their respective Interests, as of a recent practicable date;

(b) A copy of the Certificate and all amendments thereto, together with executed copies of any power of attorney pursuant to which the Certificate has been executed;

(c) Copies of the Company’s federal, foreign, state and local income tax returns and reports, if any, for the seven most recent years;

(d) Copies of this Agreement, including all subsequent amendments thereto;

(e) Copies of all financial statements of the Company for the seven most recent years.

SECTION 3.4. Reports to Members. The Board shall provide (or cause the Company to provide) reports at least annually to the Members at such time and in such manner as it shall reasonably determine, which reports shall include (i) a balance sheet of the Company as of the close of the last completed fiscal year, a statement of income showing the results of operation of the Company during such year, and a cash flow statement showing the cash receipts and disbursements of the Company during such year, each prepared in accordance with GAAP, (ii) a statement showing each Member’s share of Profit or Loss of the Company for such year, and (iii) such other information as the Board deems appropriate. The Board shall provide (or cause the Company to provide) all Members with the information returns required by the Code and the laws of any applicable state or territory in a timely manner. Additionally, upon request, the Board shall provide to any Member all accounting records of the Company related to the sale or distribution of the Pura Vida Products.

ARTICLE IV - RIGHTS AND DUTIES OF MEMBERS

SECTION 4.1. General Rights. All Members shall be entitled to all of the rights associated with membership in the Company set forth in this Agreement, including without limitation, the right to vote in accordance herewith on any matter required hereunder to be submitted to a vote of the Members and the right to receive distributions of Company Property for such Member’s Interest upon dissolution of the Company as provided in Article XII.

SECTION 4.2. No Right to Withdraw.

(a) No Member shall have the right to withdraw as a Member of the Company, receive any distributions of Company Property in respect of such Interest or to have its Interest redeemed by the Company prior to the dissolution of the Company, even if such Member Dissociates, except as provided herein. Upon the dissolution of the Company, the Members’ rights to receive distributions of Company Property in respect of the Interests shall be as set forth in Article XII.

(b)    The provisions in this Section with respect to a Member’s right to receive distributions of Company Property in respect to such Member’s Interest upon withdrawal from the Company, Dissociation or dissolution of the Company are exclusive and, except as expressly set forth in Section 4.2(a), no Member shall be entitled to claim any further or different payments or distributions upon any such withdrawal, Dissociation or dissolution under the Law or otherwise.

SECTION 4.3. Limited Liability of Members. No Member shall be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Law shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

SECTION 4.4. Representations and Warranties. Each person who after the date hereof becomes a Member, upon the execution and delivery to the Company a counterpart signature page hereto, shall be deemed to have made a representation and warranty to the Company and each other Member that: (a) if that member is an Organization, that as of the date of its admission as a Member it is duly organized, validly existing, and in good standing under the law of its state or territory of organization and that as of such date it has full organizational power to execute and deliver this Agreement and to perform its obligations hereunder; (b) that the Member acquired its Interest in the Company for the Member’s own account as an investment and without an intent to distribute the Interest; (c) the Member was aware that the Interests have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements and then only upon compliance with the terms and conditions set forth in this Agreement; and (d) if that Member is an Organization and owns ten percent (10%) or more of the outstanding voting securities of the Company, such Member is not, and but for the exceptions provided for in Sections 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, as amended, would not be, an investment company under such act.

ARTICLE V - DESCRIPTION OF INTERESTS

SECTION 5.1. Classes and Series of Interests; Plans and Warrants.

(a) The Interests in the Company shall initially consist of one class of Interests, however, the Board, subject to the approval of the Majority in Interest of the Members, may from time to time create such additional classes or series of Interests, with such preferences, rights and benefits as the Board shall determine, , . The holders of record of the Interests shall have such rights and obligations associated with such Interests as are provided herein and in the Designation, should any be adopted, of any such class or series of Interest authorized pursuant to this Agreement.

(b) The Interests may be evidenced by any certificates or other written instrument. The holders of record of the Interests shall be as is reflected on the books of the Company.

(c) The Interests of each Member shall be represented by units in the Company (each, a “Unit” and together the “Units”). The total number of Units of all classes which the Board of Managers shall have the authority to issue shall be 1,000. Should the Board create additional classes or series of Interests pursuant hereto, the Units may be increased as the Board shall determine.

(d) The Board is hereby authorized from time to time to adopt such Plans, and issue such Options and Warrants, as it deems appropriate and in the interests of the Company by Super Majority Vote.

SECTION 5.2. Additional Interests.

(a) Additional Interests may be created and issued from time to time in one or more classes or series with such relative rights, powers, preferences, limitations and restrictions as may from time to time be established in a written action or actions (herein referred to as a “Designation”) of the Board of Managers, subject to the approval of the Majority in Interest of the Members, providing for the issue of such class or series, as provided in and subject to the limitations of this Article and Section 14.1 (relating to amendments).

(b) Authority is hereby expressly granted to the Board of Managers, subject to the provisions of this Agreement, to authorize the creation and issuance from time to time of one or more classes or series of Interests and to establish each such class or series by a written action or actions providing for the issue of such class or series. Each Designation shall set forth, to the extent appropriate:

(i) The number of Interests that will constitute such class or series and the distinctive designation thereof;

(ii) Whether such class or series shall have voting rights in addition to those set forth in this Agreement or required by law and, if so, the terms of such voting rights;

(iii) The annual rate (or method of calculation thereof), if any, pursuant to which such class or series shall have a preference as to Profits or Losses and distributions of Company Property and the conditions and dates upon which such amounts shall be allocated to the Capital Accounts and/or such distributions shall be payable to the Members and the ability of the Company, if any, to defer such allocations or distributions for such class or series, the preference or relation, if other than pari passu, which such allocations or distributions shall have with respect to allocations and distributions on any other class or series of Interests, and whether and to the extent such amounts and distributions shall be cumulative or noncumulative;

(iv) Whether such class or series shall be subject to redemption by the Company, and, if made subject to redemption, the times and other terms and conditions of such redemption (including the mandatory or optional nature of such redemption, whether such redemption shall be in whole and/or in part, and the amount and kind of consideration to be received upon such redemption);

(v) The amount or amounts which shall be paid out of the assets of the Company in respect of such class or series upon voluntary or involuntary liquidation, dissolution or winding-up of the Company, and any rights in addition to those set forth in this Agreement in respect of such class or series upon the liquidation, dissolution or winding-up of the Company;

(vi) Whether or not such class or series shall be convertible into, or exchangeable for, Interests of any other class or series of Interests, or securities of any other kind, and if so convertible or exchangeable, the terms and conditions of such conversion or exchange, including the price or prices or the rate of conversion or exchange, the method, if any, of adjusting the same and the terms of any right to terminate such conversion exchange privilege;

(vii) Any limitations and restrictions in addition to those set forth in this Agreement, to be effective while any Units of such class or series are outstanding, upon the allocation of Profits or Losses, or upon the distribution of property with respect to, and upon the purchase, redemption or other acquisition by the Company of, any of the other classes or series of Interests;

(viii) Any conditions or restrictions in addition to those set forth in this Agreement upon the issuance of any additional Interests of any class or series;

(ix) The times, prices and other terms and conditions for the offering of the Interests representing such class or series; and

(x) Any other relative rights, powers, preferences, limitations and restrictions as shall not be inconsistent with this Section.

(c) In connection with and to the extent not inconsistent with the foregoing provisions of this Section and Section 5.1, the Board is hereby expressly authorized, subject to the approval of the Majority in Interest of the Members to take any action to create under the provisions of this Agreement a class or series of Interests that was not previously outstanding and to execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with the issuance from time to time of such Interests in one or more classes or series as shall be necessary, convenient or desirable to reflect the issuance of such series. The Board is authorized and directed to do all things it deems to be appropriate or necessary in connection with any future issuance of Interests to comply with the Law or any statute, rule, regulation or guideline of any federal, state or other governmental agency or any securities exchange.

(d) Any action or actions taken by the Board pursuant to the provisions of subsections (b) or (c) of this Section shall be deemed an amendment and supplement to, and shall become a part of, this Agreement.

SECTION 5.3. Voting. Except as otherwise expressly provided in this Agreement or the Designation with respect to any class or series of Interests, the holders of Interests shall have full voting rights and powers with respect to all matters relating to the operations or governance of the Company required hereunder or under this Agreement to be submitted to the vote, or which requires the consent, of the Members and each Member shall be entitled to one vote for each Unit held by such Member on all such matters.

SECTION 5.4. Status of Interests Redeemed, Transferred or Dissociated.

(a) All Interests redeemed, purchased or otherwise acquired by the Company shall be cancelled and thereupon restored to the status of authorized but un-issued Interests.

(b) All Interests held by persons who are not Members, whether through Dissociation or otherwise, shall not be deemed outstanding for purpose of any vote, consent or other action of the Members required or permitted under the Law, this Agreement.

SECTION 5.5. No Preemptive Rights. No Member shall as a result of or pursuant to this Agreement be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issuance of Interests of any class or series whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of distribution.

SECTION 5.6. Persons Deemed Members. The Company may treat the Person in whose name any Interest shall be registered on the books and records of the Company as a member and the sole holder of such Interest for purposes of receiving distributions and for all other purposes whatsoever and, accordingly, shall not be bound to recognize any equitable or other claims to or interest in such Interest on the part of any other Person, whether or not the Company shall have actual or other notice thereof.

ARTICLE VI - CONTRIBUTIONS AND CAPITAL ACCOUNTS

SECTION 6.1. Capital Contributions.

(a) Each Member shall make the contribution, if any, and shall perform any commitment described in the Admission Agreement (or Option or Warrant, as the case may be) entered into between the Company and such Member pursuant to which such Member acquired its Interest, or, in the case of the Initial Members, the contributions described in Schedule B hereof. The value of such contribution and the time for making such contribution shall be set forth in such agreement.

(b)    Except to the extent expressly agreed to in writing by the Company, no interest shall accrue at any time on any contribution to the capital of the Company or on any Member’s Capital Account. No Member shall have the right to Dispose of its Interest, except to the extent provided in Section 9.1, or be repaid any contribution or any part of such member’s Capital Account, except to the extent provided in Section 7.5 (relating to distributions) and Section 12.3 (relating to dissolution).

SECTION 6.2. Maintenance of Capital Accounts.

(a) The Company shall establish and maintain a separate Capital Account for each Member. Separate Capital Accounts shall be maintained with respect to the various classes and series of Interest. Each Member’s Capital Account shall initially equal the fair market value (as such fair market value is determined by the Board at the time of contribution), net of liabilities assumed by the Company, of the property contributed by such Member to the capital of the Company for such Member’s Interest.

(b) Each Member’s Capital Account shall be increased by (i) the amount of any additional money contributed by the Member to the capital of the Company, (ii) the fair market value of any additional property (other than money) contributed by the Member to the capital of the Company, as such fair market value is determined by the Board at the time of contribution, net of liabilities assumed by the Company or subject to which the Company takes such property within the meaning of Section 752 of the Code, and (iii) the Member’s share of Profits as determined in accordance with Article VII.

(c) Each Member’s Capital Account shall be decreased by (i) the amount of any money distributed to the Member by the Company, (ii) the fair market value of any Property distributed to the Member, as such fair market value is determined by the Board at the time of distribution, net of liabilities of the Company assumed by the Member or subject to which the Member takes such Property within the meaning of Section 752 of the Code, and (iii) the Member’s share of Losses as determined in accordance with Article VII.

SECTION 6.3. Adjustments to Capital Accounts upon Distribution of Assets. If the Company at any time distributes any Company Property (other than money) in-kind to any Member, the Capital Account of each Member shall be adjusted, to the extent not previously adjusted pursuant to Section 6.4, to account for that Member’s allocable share (as determined in accordance with Article VII below) of the Profit or Loss that would have been realized by the Company had it sold the assets that were distributed at their respective fair market values immediately prior to their distribution.

SECTION 6.4. Revaluation of Company Property. The Capital Accounts of the Members shall be increased or decreased to reflect a Revaluation of Company Property (including intangible assets such as goodwill) on the Company’s books upon the occurrence of a Revaluation Event. Upon such Revaluation: (i) the Book Value of all Company Property shall be adjusted based on the fair market value (as determined by the Board) of such Company Property (taking into account Section 7701(g) of the Code) on the Revaluation Date; (ii) the unrealized income, gain, loss, or deduction with respect to such Company Property (that has not been reflected in the Capital Accounts previously) shall be allocated among the Members as if there were a taxable disposition of such Company Property for such fair market value on the Revaluation Date; and (iii) upon the occurrence of a Revaluation Event pursuant to either clause or (vi) of such definition, (A) the Capital Account of the new or existing Member exercising a Warrant or Option, as the case may be, shall be increased by an amount equal to the aggregate Capital Accounts of all the holders of Interests (after giving effect to clauses (i) and (ii) of this Section and including the amount such Member contributes to the Company upon exercise of such Warrant or Option (the “Exercise Amount”)) times a fraction, the numerator of which shall be the total number of Conversion Interests issued upon such exercise and the denominator of which shall be the total number of Interests outstanding immediately following such exercise (the “Adjustment Amount”); (B) the Capital Accounts of each of the existing Members (including any Capital Account of the Member exercising the Warrant or Option, as the case may be, attributable to such Member’s Interest in the Company prior to exercise of such Warrant or Option) shall first be increased as provided in clauses (i) and (ii) of this Section (including an increase in respect of the Exercise Amount) and then reduced by an amount equal to the Adjustment Amount times a fraction, the numerator of which shall be the total number of Interests held by each such Member (excluding the Conversion Interests issued upon such exercise) and the denominator of which shall be the total number of Interests outstanding (excluding such Conversion Interests); and (C) notwithstanding the foregoing, no Capital Account shall be reduced below zero by reason of this clause (iii), and any reduction which otherwise would reduce such Capital Account below zero shall reduce the Capital Account of the Members in a manner reasonably determined by the Board. In the event the Book Value of any Company Property is adjusted pursuant to this Section, subsequent allocations of income, gain, loss and deduction for purposes of Federal, state and local taxes with respect to such property shall take account of any variation between the adjusted basis of such property for Federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

SECTION 6.5. Transfer of Capital Accounts. In the event of a sale, exchange or other transfer of some or all of an Interest and only to the extent such sale or exchange is permitted hereunder, the Capital Account of the Member transferring such Interest shall become the Capital Account of the Transferee to the extent it relates to the portion of the Interest transferred. Such transferee shall be deemed a Member only in accordance with Article X.

SECTION 6.6. Compliance with Section 704(b) of the Code. The provisions of this Article as they relate to the maintenance of Capital Accounts (other than Section 6.4(iii)) are intended, and shall be construed, and, if necessary, modified, to cause the allocations of profits, losses, income, gain and credits pursuant to Article VII to have substantial economic effect under the Regulations promulgated under Section 704(b) of the Code, in light of the distributions made pursuant to Article VII and the contributions to the Company made pursuant to this Article. Notwithstanding anything herein to the contrary, this Agreement shall not be construed as creating a deficit restoration obligation or to otherwise personally obligate any Member to make a contribution in excess of the contribution of the Member required by Section 6.1.

ARTICLE VII - ALLOCATIONS AND DISTRIBUTIONS

SECTION 7.1. Allocations of Profit and Loss. Except as may be required by Section 704(c) of the Code and the Sections of this Article and the Designation establishing any preferred class of Interests, the Company’s Profit and Loss for each Taxable year shall be allocated to the Capital Accounts of the Members on a per Interest basis. To the extent practicable and subject to the other terms and conditions herein, during each year (i) items of income, gain, loss or deduction on the sale or other disposition of investment assets during such year shall be allocated to the Members as of the date such items are realized by the Company and (ii) all other items of income, gain, loss or deduction generated during such year shall be allocated pro-rata to the Members (including Members who transferred Interests during such year) taking into account the number of days in such year and the number of days each Member and former Member was a Member during such year.

SECTION 7.2. Allocation of Profit. Except as may be required by Section 704(c) of the Code and this Article and the Designation establishing any preferred class of Interests, the Company’s Profit for each Taxable Year shall be allocated to the Capital Accounts of the Members in the following priority:

(a) First, to the Members to the extent of and in proportion to the excess of (1) the aggregate amount of Losses allocated to each Member pursuant to Section 7.3(b) over (2) the aggregate amount of Profits previously allocated to each Member pursuant to this subparagraph (a);

(b) Next, to the Members to the extent of and in proportion to the excess of (i) the aggregate amount of Net Losses allocated to each Member pursuant to Section 7.3(a) over (2) the aggregate amount of Net Profits previously allocated to the Members pursuant to this subparagraph; and

(c) The balance, if any, in proportion to the number of Units held by each Member.

SECTION 7.3. Allocation of Loss. Except as may be required by Section 704(c) of the Code and this Article and the Designation establishing any preferred class of Interests, the Company’s Loss for each Taxable Year shall be allocated to the Capital Accounts of the Members in the following priority:

(a) First, to the Members having positive Capital Account Balances up to an amount necessary to reduce such positive Capital Account Balances to zero, pro rata, in proportion with the ratio that each Member’s positive balance in its Capital Account bears to the aggregate positive balances in all Members’ Capital Accounts; and

(b) The balance, if any, in proportion to the number of Units held by each Member.

SECTION 7.4. Company Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain for a Taxable year, each Member shall be allocated items of income and gain for that Taxable year equal to that Person’s share of the net decrease in Company Minimum Gain. A Member’s share of the net decrease in Company Minimum Gain is the amount of the total net decrease multiplied by such Person’s percentage share of the Company Minimum Gain at the end of the immediately preceding Taxable Year. A Member’s share of any decrease in Company Minimum Gain resulting from a Revaluation of Company Property shall equal the increase in such Person’s Capital Account attributable to the Revaluation to the extent the reduction in minimum gain is caused by the Revaluation. A Member shall not be subject to the Company Minimum Gain chargeback requirement of this Section to the extent the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing, or other change in the debt instrument causing it to become partially or wholly a Recourse Liability or a Member Nonrecourse Liability, and the Member bears the economic risk of loss of loss (within the meaning of Section 1.752-2 of the Regulations) for the newly guaranteed, refinanced, or otherwise changed liability.

SECTION 7.5. Member Minimum Gain Chargeback. If during a Taxable Year there is a net decrease in Member Minimum Gain, any Member with a share of that Member Minimum Gain (“partner minimum gain” as determined under Section 1.704-2(i)(5) of the Regulations) as of the beginning of that Taxable year shall be allocated items of income and gain for that Taxable Year (and, if necessary, for succeeding Taxable Years) equal to that Member’s share of the net decrease in the Company Minimum Gain. A Member’s share of the net decrease in Member Minimum Gain shall be determined in a manner consistent with the provisions of Section 1.704-2(g)(2) of the Regulations. A Member shall not be subject to the Member Minimum Gain chargeback requirement of this Section, however, to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Liability due to a conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Company Nonrecourse Liability. The amount that would otherwise be subject to the Member Minimum Gain chargeback requirement of this Section shall be added to the Member’s share of Company Minimum Gain. In addition, rules consistent with those applicable to Company Minimum Gain shall be applied to determine the shares of Member Minimum Gain and the Member Minimum Gain chargeback requirement of this Section to the extent provided under the Regulations issued pursuant to Section 704(b) of the Code.

SECTION 7.6. Qualified Income Offset. Notwithstanding any provision of this Agreement to the contrary, in the event that a deficit in a Member’s Capital Account is created or increased (taking into account any allocations, adjustments, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6) of the Regulations) in excess of such Member’s share of Company Minimum Gain and Member Minimum Gain, plus the amounts, if any, that the Member is obligated to restore to the Company, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of income and gain for such year) in an amount and manner sufficient to offset such deficit as quickly as possible.

SECTION 7.7. Tax Distributions. Unless the holders of seventy-five per cent (75%) of the outstanding Interests shall agree otherwise, the Board shall within a reasonable time after the end of each Taxable Year, distribute to each Member on a per Interest basis, without regard to class or series, cash in an amount intended to provide each Member with funds for the payment of federal, state and local income taxes resulting from the allocations made pursuant to Article VII to such Member for such Taxable Year. Any distributions paid pursuant to this clause shall be based upon a notional tax rate reasonably determined by the Board and applied to all such profit allocations regardless of the tax status of individual Members.

SECTION 7.8. Discretionary Distributions. After making any tax distribution required by Section 7.7, subject to the terms of any Designation establishing a Preferred Class, the Board may distribute cash to the Members in accordance with the following order of priority:

(a) First, to and among the Members as necessary to cause the Members’ Capital Accounts to be proportionate to their relative Membership Interest ownership; and

(b) Thereafter, the balance, if any, to the Members in proportion to their Membership Interest.

ARTICLE VIII - TAXES

SECTION 8.1. Elections. The Board may, in its discretion, make or refrain from making any tax elections for the Company allowed under the Code or the tax laws of any state of other jurisdiction that it deems necessary or advisable, including, without limitation, any election under Section 754 of the Code or any successor provision.

SECTION 8.2. Taxes of Taxing Jurisdictions. To the extent that the laws of any Taxing Jurisdiction requires, the Company may withhold and pay over to such Taxing Jurisdiction the amount of any tax, penalty or interest required to be withheld and paid over under such laws with respect to items of income, gain and any other amounts allocable to any Member hereunder. Any such payments shall be treated as a distribution for purposes of Article VII.

SECTION 8.3. Tax Matters Partner. Justin Schreiber is hereby designated as the “tax matters partner” of the Company pursuant to Section 6231(a)(7) of the Code. The Board may, in its discretion from time to time, designate any other Member as the “Tax Matters Partner”, provided such Member agrees to such designation. The Board is specifically directed and authorized to take whatever steps it deems necessary or desirable to perfect each such designation. The Tax Matters Partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of Section 6223 of the Code. Any Member who is designated tax matter partner may not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of the Board. Expenses incurred by the Tax Matters Partner, in its capacity as such, will be borne by the Company.

SECTION 8.4. Method of Accounting. The records of the Company shall be maintained on the accrual method of accounting.

SECTION 8.5. Company Tax Returns. The Board shall cause to be prepared and timely filed all tax returns required to be filed for the Company.

SECTION 8.6. Tax Reports. The Board shall, as promptly as practicable after the end of each Taxable Year, but no later than September 15th, cause to be prepared and mailed to each Member of record federal income tax form K-1 and any other forms which are necessary or advisable.

SECTION 8.7. Taxation as Partnership. The Members recognize that the Company will be treated as a partnership for U.S. federal income tax purposes, and the Board shall operate the Company in such a manner as will preserve its treatment as a partnership for U.S. federal income tax purposes.

ARTICLE IX - DISPOSITION OF INTERESTS

SECTION 9.1. Dispositions.

(a) No Member may Dispose of all or any portion of that Member’s Interest unless such Disposition complies with subsection (b) of this Section and unless:

(i) Such Disposition, alone or when combined with other transactions, would not result in (a) the taxation of the Company as a corporation; (b) the termination of the Company for tax purposes; and (c) an obligation on the part of the Company to register as an investment company;

(ii) The Company upon request receives an opinion of counsel satisfactory to the Board that such Disposition is subject to an effective registration under, or exempt from the registration requirements of, the applicable state and federal securities laws; and

(iii) The Company receives from the transferee of such Interest the information and agreements that the Board may reasonably require, including but not limited to any taxpayer identification number and any agreement that may be required by any Taxing Jurisdiction.

(b) In addition to the requirements set forth in subsection (a) of this Section no Member may Dispose of all or any portion of that Member’s Interest unless (i) such Disposition is approved by the Board or (ii) such Disposition is to an existing Member, the spouse of a Member, an ancestor or descendant of a Member, the spouse of an ancestor or descendant of a Member, an entity in which any such individual holds or in which such individuals hold substantially all of the equity interests, the personal representative of a Member’s estate or the legatees or beneficiaries thereof, a trust established primarily for the benefit of any such individuals, or a corporation, organization or other entity contributions to which are deductible for Federal income and estate tax purposes under Sections 170 and 2055 of the Code. In addition to the requirements set forth in subsection (a) of this Section, no Member may Dispose of all or any portion of that Member’s Interest unless such Disposition is made in accordance with Section 9.2, 9.3 or 9.7.

SECTION 9.2. Right of First Refusal.

(a) Transfer Notice. If a Member proposes to Transfer any of its Interests to one or more third parties pursuant to an understanding with such third parties (a “Transfer”), then, unless otherwise permitted by Section 9.1, such Member (the “Selling Member”) shall give the Company written notice of the Member’s intention to make the Transfer (the “Transfer Notice), which Transfer Notice shall include (i) a description of the Interests to be transferred (the “Offered Interests”), (ii) the identity of the prospective transferee(s), and (iii) the consideration and the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Selling Member has received a bona fide offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Transfer.

(b) Company’s Option. The Company shall have an option for a period of 90 days from receipt of the Transfer Notice to elect to purchase the Offered Interests at the same price and subject to the same material terms and conditions as described in the Transfer Notice. The Company may exercise such purchase option and, thereby, purchase all (or a portion of) the Offered Units by notifying the Selling Member in writing before expiration of such 90-day period as to the number of Interests comprising such Member’s Interest it wishes to purchase. If the Company gives the selling Member notice that it desires to purchase any Interests, then payment therefore shall be in the same form as the third party offer (cash, note, etc), against delivery of the Interests to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than 45 days after the Company’s receipt of the Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s). If the Company fails to purchase all of the Offered Interests by exercising the option granted in this Section within the period provided, the Offered Interests shall be subject to the options granted to the other Members pursuant to this Agreement.

(c) Additional Transfer Notice. Subject to the Company’s right set forth in Section 9.2(a), if a Selling Member proposes a Transfer and the Company fails to purchase all, or a portion of, the Offered Interests, the Company, on behalf of the Selling Member, shall give each other Member an “Additional Transfer Notice” which shall include all of the information and certifications required in a Transfer Notice and shall additionally identify the Units included in the Offered Interest which the Company has failed to purchase (the “Remaining Interests”) and briefly describe the Members’ rights of first refusal and, in the case of a sale subject to Section 9.3, co-sale rights with respect to the proposed Transfer.

(d) Members’ Options. The Members shall have an option for a period of 90 days from the delivery of the Additional Transfer Notice from the Company set forth in Section 9.2(c) to elect to purchase their respective pro rata share of the Remaining Interests at the same price and subject to the same material terms and conditions as described in the Additional Transfer Notice. Each Member may exercise such purchase option and, thereby, purchase all or any portion of his, her or its pro rata share (with any reallotments as provided below) of the Remaining Interests, by notifying the Selling Member and the Company in writing, before expiration of such 15-day period as to the number of Interests which he, she or it wishes to purchase (including any reallotment). Each Member’s pro rata share of the Remaining Interests shall be a fraction of the Remaining Interests , of which the number of Interests (including Interests issuable upon conversion of any convertible securities outstanding) owned by such Member on the date of the Transfer Notice shall be the numerator and the total number of Interests (including Interests issuable upon conversion of any convertible securities outstanding) held by all Members on the date of the Transfer Notice shall be the denominator. Each Member shall have a right of reallotment such that, if any other Member fails to exercise the right to purchase its full pro rata share of the Remaining Interests, the other participating Member may exercise an additional right to purchase, on a pro rata basis, the Remaining Interests not previously purchased. Each Member shall be entitled to apportion Remaining Interests to be purchased among its partners and Affiliates, provided that such Member notifies the Selling Member of such allocation. If any Member gives the Selling Member notice that it desires to purchase its pro rata share of the Remaining Interests and, as the case may be, its reallotment, then payment for the Remaining Interests shall be by check or wire transfer, against delivery of the Remaining Interests to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than 30 days after the Member’s receipt of the Additional Transfer Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s).

9.3. Prohibited Transfers.

(a) In the event any Selling Member should sell any Interests in contravention of the co-sale rights of the other Members under this Section 9.3 (a “Prohibited Transfer”), the Members, as the case may be, in addition to such other remedies as may be available at law, in equity or hereunder, shall have the put option provided below, and such Selling Member shall be bound by the applicable provisions of such option.

(b) In the event of a Prohibited Transfer, each Member shall have the right to sell to such Selling Member the type and number of the Interests equal to the number of Interests each Member would have been entitled to transfer to the third-party transferee(s) under Section 9.3 hereof had the Prohibited Transfer been effected pursuant to and in compliance with the terms hereof. Such sale shall be made on the following terms and conditions:

(i) The price per Interest at which the Interests are to be sold to such Selling Member shall be equal to the price per Interest paid by the third-party transferee(s) to such Selling Member in the Prohibited Transfer. Such Selling Member shall also reimburse each Member for any and all fees and expense, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Member’s rights under Section 9.

(ii) Within 45 days after the later of the dates on which the Member (A) received notice of the Prohibited Transfer or (B) otherwise become aware of the Prohibited Transfer, each Member shall, if exercising the option created hereby, deliver to such Selling Member the certificate or certificates representing Interests to be sold, each certificate to be properly endorsed for transfer.

(iii) Such Selling Member shall, upon receipt of the certificate or certificates for the Interests to be sold by a Member, pursuant to this Section 9.5, pay the purchase price therefor and the amount of reimbursable fees and expenses, as specified in Section [4.4(e)], in cash or by other means acceptable to the Member.

(iv) Notwithstanding the foregoing, any attempt by a Selling Member to transfer the Interests in violation of this Agreement shall be void and the Company agrees it will not effect such a transfer nor will it treat any alleged transferee(s) as the holder of such Interests without the written consent of a majority in interest of the Members.

SECTION 9.4. Exceptions to Right of Co-Sale. The right of co-sale provided in Section 9.3 shall not apply to (i) sales of Interests by any Selling Member in a firm commitment underwritten public offering; (ii) sales of Interests by any Selling Member in connection with a merger, consolidation, sale of all or substantially all of the assets or reorganization of the Company; (iii) a pledge of Interests by any Selling Member that creates a mere security interest, provided the pledgee agrees to be bound by the terms of this Agreement; and (v) except as otherwise provided therein, the transfer of any or all of any Selling Member’s Interests in accordance with Section 9.1.

SECTION 9.5. Stop-Transfer Orders. Each Member agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop- transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records. The Company shall not be required (i) to transfer on its books any Interests that have been sold or otherwise transferred in violation of any of the provisions of this Section 9, or (ii) to treat as owner of such Interests or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Interests shall have been transferred.

SECTION 9.6. Notices. Any notice required to be given by any party to this Agreement shall be given pursuant to Section 14.8 hereof.

SECTION 9.7. Compelled Sale.

(a) If at any time a proposal for a sale of all or substantially all of the Company’s securities to or a merger with or into a person who is not directly or indirectly an Affiliate of the Company or any Member for a specified price payable in cash, securities or any other consideration and on specified terms and conditions or any other change of control event (a “Sale Proposal”), shall have been consented to by a Majority in Interest of the Board of Managers and approved by a Majority in Interest of the Members (the “Approving Members”), then the Approving Members may require all of the Members (the “Remaining Members”) to sell all of the Interests held by them to the party or parties whose Sale Proposal was accepted as hereinabove provided, for the same per Interest consideration (equitably adjusted to take into account the exercise price of any options or warrants) and otherwise on the terms and conditions provided in this Section 9.7.

(b) The Company, if instructed in writing by the Approving Members, shall send written notice (the “Compelled Sale Notice”) of the exercise of the rights of the Approving Members pursuant to this Section 9.7 to each of the Remaining Members setting forth the consideration per Interest to be paid pursuant to the Sale Proposal and the other terms and conditions of the transaction. Each Remaining Member, and, if applicable, the Company, upon receipt of the Compelled Sale Notice, shall be obligated to (i) vote its Interests in favor of such Sale Proposal at any meeting of the Members of the Company called to vote on or approve such Sale Proposal, (ii) sell all of its Interests and participate in the transaction (the “Compelled Sale”) contemplated by the Sale Proposal and (iii) otherwise take all necessary action, including, without limitation, providing access to documents and records of the Company, entering into an agreement reflecting the terms of the Sale Proposal, surrendering Membership Interest certificates, giving any customary, reasonable and accurate, as applied to such Member, representations and warranties given by any other Member and executing and delivering any certificates or other documents, reasonably requested by the Approving Members and their counsel, to cause the Company and the Approving Members to consummate such Compelled Sale. Any Compelled Sale Notice may be rescinded by the approving Members by delivering written notice thereof to all of the Remaining Members.

(c) The obligations of the Members pursuant to Sections 9.7(a) and (b) are subject to the satisfaction of the following conditions:

(i) in the event that the Members are required to provide any representations, warranties or indemnities in connection with the Compelled Sale (other than representations, warranties and indemnities concerning each Member’s valid ownership of its Interests , free of all liens and encumbrances (other than those arising under applicable securities laws), and each Member’s authority, power and right to enter into and consummate the Compelled Sale without violating any other agreement), then each Member shall not be liable for more than its pro rata share (based upon the consideration received) of any liability for misrepresentation, breach of warranty or indemnity and such liability shall not exceed the total purchase price received by such Member for its Interests and such liability shall be satisfied solely out of any funds escrowed for such purpose; and

(ii) upon the consummation of the Compelled Sale, all of the Members shall receive the same proportion of the aggregate consideration from such Compelled Sale as such Members would have received if such aggregate consideration had been distributed by the Company in connection with a liquidation or sale of all or substantially all the assets of the Company pursuant to this Operating Agreement as in effect immediately prior to such Compelled Sale (giving effect to applicable orders of priority and/or the right and option of holders of any Interests of convertible securities to convert any such securities in connection with such Compelled Sale to the extent such shares shall be so converted).

(d) The Members shall bear their pro rata share (based upon the amount of consideration received) of the costs of any sale of Interests pursuant to a Compelled Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the purchaser in such Compelled Sale. Costs incurred by any Member on its own behalf will not be considered costs of the Compelled Sale hereunder.

SECTION 9.10. Sales Free and Clear. All transfers of Interests under this Section 9 by a Selling Member shall be made free and clear of any and all liens, claims, encumbrances or other restrictions or limitation, other than this Agreement.

SECTION 9.11. Dispositions not in Compliance Void. Any Disposition or attempted Disposition of an Interest, or any part thereof, not in compliance with this Article shall be, and is declared to be, null and void ab initio.

ARTICLE X - ADMISSION OF SUBSTITUTE AND ADDITIONAL MEMBERS

SECTION 10.1. Admission of Substitute Members.

(a) An assignee or other transferee of all or any portion of an Interest shall be admitted as a Substitute Member and shall have all the rights, and assume all of the obligations, with respect to such Interest (including all the rights and obligations of the Member who assigned such Interest with respect thereto) only (i) if such transfer complies in all respects with Section 9.1, (ii) upon compliance with the procedures for admission contained in Section 10.3 and (iii) upon receipt by the Company of written authorization from the Member transferring such Interest (with an appropriate signature guarantee, if requested by the Company).

(b) The admission of a Substitute Member shall not release the Member who disposed of such Interest (or any part thereof), nor release any subsequent transferee of such interest, from any liability to the Company in respect of such Interest that may have existed prior to such admission.

SECTION 10.2. Admission of Additional Members. Subject to Article V, the Board shall have the authority to admit Additional Members and to determine the capital contributions of such Members and to issue such Interests in such classes or series and in such number of Units as the Board shall deem necessary or advisable.

SECTION 10.3. Procedure for Admission.

(a) No Person shall be admitted as a Substitute Member or Additional Member until such Person and the Company execute an agreement (an “Admission Agreement”) whereby such Person (A) agrees to the terms and conditions of this Agreement, as such agreement may be amended from time to time in accordance herewith, and to such other terms and conditions as the Board shall reasonably require in connection with such admission (provided such other terms and conditions are not inconsistent herewith), and (B) in the case of an Additional Member, agrees to make such capital contribution as the Board shall determine and (ii) in the case of an Additional Member, such Person has made the capital contribution required to be made pursuant to such Admission Agreement.

(b) The Company will reflect the admission of a Member pursuant to this Article in the records of the Company as soon as is reasonably practicable after satisfaction of the conditions set forth in this Article and the conditions, if any, set forth in the Admission Agreement to which such Person is a party.

(c) For purposes of this Agreement, (i) no Person shall be deemed a Member until such time as such Person is reflected as a Member on records of the Company as provided for in subsection (b) of this Section, and (ii) no holder of an Option or Warrant shall be deemed a Member as a result of holding such Option or Warrant until such time as such person exercises such Option or Warrant in accordance with its terms.

ARTICLE XI - DISSOCIATION OF A MEMBER

SECTION 11.1. Dissociation.

(a) A Person shall cease to be a Member upon the happening of any of the following events:

(i) the Disposition by a Member of his entire Interest;

(ii) the Member becoming a Bankrupt Member;

(iii) in case of a Member who is a natural person, the death of the Member or the entry of an order by a court of competent jurisdiction adjudicating the Member incompetent to manage such Member’s estate;

(iv) in the case of a Member that is a trust, the termination of the trust (but not merely the substitution of a new trustee);

(v) in the case of a Member that is an Organization, the dissolution, winding-up, liquidation or merger of such Organization;

(vi) in the case of a Member that is an estate, the distribution by the fiduciary of the estate of its entire Interest in the Company; or

(vii) in the event the member imbeciles, steals or otherwise works in bad faith against the Company and the Company opportunities.

(b) Each Dissociated Member shall promptly notify the Company in writing of the date and the relevant facts surrounding his or its Dissociation.

SECTION 11.2. Effect of Certain Dissociations. Upon the Dissociation of a Member other than pursuant to Section 11.1(a)(i), the transferee or other successor in interest to the dissociated Member’s Interest may, to the extent (and only to the extent) required by the Law, exercise all of such Dissociated Member’s rights hereunder as if such Dissociated Member has not Dissociated and, upon compliance with Article X, such person shall be admitted as a Member.

SECTION 11.3. Damages. The provision set forth herein shall not effect any claim for damages the Company may have against the Dissociated Member if such Dissociation is in violation of this Agreement. The Company shall have the right to offset any payments due under this Agreement in respect of a Dissociated Member’s Interest (whether payable to the Dissociated Member or any successor in interest) by any damages that the Company may incur as a result of the Dissociation of such Member in contravention of this Agreement.

ARTICLE XII - DISSOLUTION AND WINDING-UP

SECTION 12.1. Dissolution. The Company shall be dissolved and its affairs wound up, upon the first to occur of the following events:

(a) the written consent of a Super Majority in Interest (75% or better); or

(b) the entry of a decree of judicial dissolution of the Company under the Law (or any successor provision).

SECTION 12.2. Notice of Dissolution. Upon the dissolution of the Company, the Company shall promptly notify the Members of such dissolution.

SECTION 12.3. Distribution of Proceeds Upon Dissolution. Upon dissolution of the Company, the Board shall immediately commence to wind-up the Company’s affairs. Following such winding up, the assets of the Company shall be distributed:

(a) First, to satisfy debts and obligations of the Company;

(b) Second, to set up any reserves deemed appropriate by the Board;

(c) Third, subject to the rights set forth in any Designation establishing a Preferred Class, among the Members in proportion to the amounts in their Capital Accounts; and

(d) Thereafter, to the extent the amount to be distributed exceeds the aggregate capital accounts of the Members, in proportion to the number of Units held by each Member.

SECTION 12.4. Termination. The winding-up of the Company shall be completed and the Company shall terminate when (i) all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, (ii) all of the remaining property and assets of the Company have been distributed to the Members in accordance with this Article, and (iii) a certificate of dissolution shall be delivered to the Secretary of State of the State of Puerto Rico in the manner required by the Law.

ARTICLE XIII – DISPUTE RESOLUTION

SECTION 13.1. Agreement to Use Procedure. The Members have entered into this Agreement in good faith and in the belief that it is mutually advantageous to them. It is with that same spirit of cooperation that they pledge to attempt to resolve any dispute amicably without the necessity of litigation. Accordingly, they agree that if any dispute arises between them relating to this Agreement (a “Dispute”), they will first utilize the mediation procedures specified in this Article (the “Procedure”) prior to any Additional Proceedings, as such term is defined in Section 13.5 of this Agreement.

SECTION 13.2. Initiation of Procedure, Selection of Mediator, Time and Place of Mediation. The Member(s) or Manager(s) seeking to initiate the Procedure (the “Initiating Party,” whether one or more) shall give written notice to the other Member(s) and Managers), describing in general terms the nature of the Dispute, the Initiating Party’s claim for relief, and identifying one or more individuals with authority to settle the Dispute on such Member’s or Manager’s behalf. The Member(s) and Managers) receiving such notice (the “Responding Party,” whether one or more) shall have five (5) business days within which to designate by written notice to the Initiating Party, one or more individuals with authority to settle the Dispute on such Member’s or Manager’s behalf. The individuals so designated shall be known as the “Authorized Individuals”. The Initiating Party and the Responding Party shall collectively be referred to as the “Disputing Parties” or, individually, as the “Disputing Party.” The Authorized Individuals shall have thirty (30) business days from the date of the Responding Party’s written response to the Initiating Party to select a mutually agreeable mediator. In consultation with the mediator selected, the Authorized Individuals shall promptly designate a mutually convenient time and place for the mediation, and unless circumstances require otherwise, such time to be not later than forty-five (45) days after selection of the mediator.

SECTION 13.3. Conduct of Mediation. In the mediation, each Disputing Party shall be represented by an Authorized Individual and may be represented by counsel. In addition, each Disputing Party may, with permission of the mediator, bring such additional Persons as needed to respond to questions, contribute information, and participate in the negotiations. The Disputing Parties commit to participate in the proceedings in good faith with the intention of resolving the Dispute if at all possible.

SECTION 13.4. Termination of Procedure. The Disputing Parties agree to participate in the mediation procedure to its conclusion. The mediation shall be terminated (i) by the execution of a settlement agreement by the Disputing Parties, (ii) by a declaration of the mediator that the mediation is terminated, or (iii) by a written declaration of a Disputing Party to the effect that the mediation process is terminated at the conclusion of one full day’s mediation session. Even if the mediation is terminated without a resolution of the Dispute, the Disputing Parties agree not to commence any Additional Proceedings prior to the expiration of five (5) days following the mediation. Notwithstanding the foregoing, any Disputing Party may commence Additional Proceedings (as defined in Section 13.5 of this Agreement) within such five (5) day period if the Dispute could be barred by an applicable statute of limitations.

SECTION 13.5. Arbitration. The parties agree to participate in good faith in the mediation to its conclusion. If the Disputing Parties are not successful in resolving the Dispute through mediation, then the Disputing Parties agree that the Dispute shall be settled by arbitration in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association (“Additional Proceedings”), and judgment upon the award rendered by the arbitrator(s) shall be final and may be entered in any court having jurisdiction. The parties further agree that the award rendered by the arbitrator(s) may include an award of attorneys’ fees and costs related to the Additional Proceedings.

SECTION 13.6. Fees of Mediation; Disqualification. The fees and expenses of the mediator shall be shared equally by the Disputing Parties. The mediator shall be disqualified as a witness, consultant, expert or counsel for any Disputing Party with respect to the Dispute and any related matters.

SECTION 13.7. Confidentiality. The entire mediation process is confidential, and no stenographic, visual or audio record shall be made. All conduct, statements, promises, offers, views and opinions, whether oral or written, made in the course of the mediation by any Disputing Party, their agents, employees, representatives or other invitees and by the mediator are confidential and shall, in addition and where appropriate, be deemed privileged. Such conduct, statements, promises, offers, views and opinions shall not be disclosed to anyone not an agent, employee, expert, witness, or representative of any of the Members or Managers.

ARTICLE XIV - MISCELLANEOUS PROVISIONS

SECTION 14.1. Amendment. Except as otherwise provided in this Agreement or any Designation of any class or series of Interest, this Agreement may be amended or modified from time to time only by a written instrument adopted by Members holding of record a Majority in Interest of Members.

SECTION 14.2. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior written oral agreements, and all contemporaneous oral agreements, relating to such matters.

SECTION 14.3. Indemnification.

(a) No Personal Liability. To the fullest extent permitted by the Law, a manager of the Company shall not be personally liable to the Company or the Members for monetary damages for breach of duty as a manager. Without limiting the foregoing in any respect, a manager of the Company shall not be personally liable to the Company or the Members for monetary damages for breach of duty as a manager, except for liability (i) for any breach of the manager’s duty of loyalty to the Company or the Members, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the manager derived an improper personal benefit. If the Law is amended to further eliminate or limit the personal liability of managers, then the liability of a manager of the Company shall be eliminated or limited to the fullest extent permitted by the Law, as so amended. Any repeal or modification of this Section shall not adversely affect any right or protection of a manager of the Company existing at the time of such repeal or modification.

(b) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any proceeding by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a manager or officer of the Company or is or was serving at the request of the Company as a director, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise (whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding), including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, manager, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Law, as the same exists or may hereafter be amended (but, in case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a manager, officer, employee or agent of the Company and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 14.3(c), the Company shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. In the event a manager or officer of the Company shall serve as a director, manager, officer, employee or agent of any limited liability company, corporation, partnership, joint venture, trust or other enterprise in which the Company maintains an investment it shall be conclusively presumed for purposes of the indemnification provided for herein that such service has been undertaken at the request of the Company; and provided, further, unless otherwise agreed, once the Company disposes of its entire interest in any such entity, such indemnification shall cease as to all proceedings relating to such other entity arising from actions taken after such disposition. The foregoing presumption shall apply regardless of whether such manager or officer is serving such entity at the request of a third party or that his or her service with such entity was commenced prior to the effectiveness of this Section or prior to his or her becoming an officer or manager of the Company. The right to indemnification conferred herein shall be a contract right based upon an offer from the Company which shall be deemed to be accepted by such person’s service or continued service as a manager or officer of the Company. Any party entitled to indemnification hereunder shall be entitled to be reimbursed for the expenses incurred in defending any proceeding in advance of its final disposition; provided, however, that, if the Law requires, the payment of such expenses incurred by a manager or officer in his or her capacity as a manager or officer (and not in any other capacity in which service was or is rendered by such person while a manager or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such manager or officer, to repay all amounts so advanced if it shall ultimately be determined that such manager or officer is not entitled to be indemnified under this Section or otherwise. The Company may, by action of the Board, provide indemnification to employees or agents of the Company with the same scope and effect as the foregoing indemnification of managers and officers.

(c) Right of Claimant to Bring Suit. If a claim under Section 14.3(b) is not paid in full by the Company within thirty days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the Law for the Company to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board, independent legal counsel, or its Members) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Law, nor an actual determination by the Company (including the Board, independent legal counsel, shall be a members) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(d) Nonexclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of this Agreement, the This Agreement, any other agreement with the Company, vote of the Board or the Members or disinterested managers or otherwise.

(e) Insurance. The Company may maintain insurance, at its expense, to protect itself and any manager, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Law or this Agreement.

(f) Severability. If any subsection of this Section shall be deemed to be invalid or ineffective in any proceeding, the remaining subsections hereof shall not be affected and shall remain in full force and effect.

SECTION 14.4. Successors; Counterparts. This Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed in several counterparts with the same effect as if the parties executing the several counterpart had all executed one counterpart. Except to the extent expressly provided herein, no Person other than the Members and their respective executors, administrators, estates, heirs and legal successors, or their nominees or representatives, shall obtain any rights by virtue of this Agreement.

SECTION 14.5. Governing Law. This Agreement shall be governed by in construed in accordance with the laws of Puerto Rico without giving effect to the principles of conflict of laws thereof.

SECTION 14.6. Filings. Following the execution and delivery of this Agreement, the Board shall promptly prepare, or cause to be prepared, any documents required to be filed and recorded under the Law, and the Board shall promptly cause each such document to be filed and recorded in accordance with the Law and, to the extent required by local law, to be filed and recorded or notice thereof to be published in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Board shall also promptly cause to be filed, recorded and published such statements or other instruments required by any provision of any applicable law of the United States or any state or other jurisdiction which governs the conduct of its business from time to time.

SECTION 14.7. Additional Documents. Each Member, upon the request of the Company, agrees to perform all further acts and execute, acknowledge and deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement.

SECTION 14.8. Notices. All notices provided for in this Agreement shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:

(a)	If given to the Company, in care of the Managers of the Company at the Company’s mailing address set forth below:

El Caribe Office Building

53 Calle Palmeras

8th Floor

San Juan, Puerto Rico 00901

Attn: Justin Schrieber

with a copy to:

Lucosky Brookman LLP

101Wood Avenue South

Fifth Floor

Woodbridge, New Jersey 08830

Attn: Lawrence Metelitsa, lmetelitsa@lucbro.com

(b) If given to any Member, at the address thereof set forth on the registration books maintained by or on behalf of the Company.

Each such notice, request or other communication shall be effective (i) if given by telecopier, when transmitted to the number specified in such registration books and confirmation of receipt is received, (ii) if given by mail, 3 business days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified in such registration books.

SECTION 14.9. No Partnership Intended for Nontax Purposes. The Members have formed the Company under the Law, and expressly do not intend hereby to form a partnership. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another person that any other Member is a partner or that the Company is a partnership, the Member making such wrongful representation shall, notwithstanding any exculpatory provision herein to the contrary, be liable to any other Member who incurs personal liability by reason of such wrongful representation.

SECTION 14.10. Breach; Injunctive Relief. The Members hereby agree the subject matter of this Agreement is unique, unusual and extraordinary in nature such that it has a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at Law.  Each Member, therefore, expressly agrees that the other Member, in addition to any other rights or remedies which the other Member may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of this Agreement by a Member, including, without limitation, any breach arising out of a Member’s failure to perform the services described.

SECTION 14.10. Rights of Creditors and Third Parties. This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other Person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under this Agreement, any Admission Agreement or any other agreement between the Company and any Member with respect to any capital contribution to the Company or otherwise.

SECTION 14.11. Headings. The table of contents and headings in this Agreement are included convenience and reference only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 14.12. Gender and Number. Words used herein, regardless of the number and gender used, shall be deemed and construed to include any other number, singular or plural, any other gender, masculine, feminine or neuter, as the context requires, and, as used herein, unless the context clearly requires otherwise, the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provisions hereof. References to Section and Article numbers herein shall, unless otherwise indicated, refer to Sections and Articles of this Agreement.

[Remainder of Page Intentionally Left Blank]

SECTION 14.13. No Waiver. The failure or delay on the part of any Member, the Company or the Board in exercising any right or remedy under this Agreement, or any other agreement between the parties, or otherwise, will not operate as a waiver thereof. The express waiver by any such Person of a breach of any provision of this Agreement by any other Person shall not operate or be construed as a waiver of any subsequent breach by said Person. No waiver will be effective unless and until it is in written form and signed by the waiving party.

IN WITNESS WHEREOF, the Initial Members have duly executed this Operating Agreement as of the date first above-written.

CONVERSION LABS PR, LLC

By:
Name:
Title:

HARBORSIDE ADVISORS, LLC

By:
Name:
Title:

HAPPY WALTERS

DAVID HANIG

Schedule A

Initial Capitalization Table

The Board of Managers Authorizes 1,000 Units, which will be distributed according to the table below:

Name of Holder	Number of Units	Percentage Interest
Conversion Labs PR, LLC	510	51.0%
Harborside Advisors, LLC	220	22.0%
Happy Walters	220	22.0%
David Hanig	50	5.0%
TOTAL	1,000	100%

Schedule B

Contributions of Initial Members

Contributions of Conversion Labs PR, LLC:

Contributions of Harborside Advisors, LLC:

Contributions of Happy Walters:

Contributions of David Hanig: